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                                                                   Exhibit 23(3)

                              [SATRA LETTERHEAD]

IC/JPH

5th May 1998

Mrs S Kearns
Texon UK Ltd
100 Ross Walk
Leicester
LE4 5BX

Dear Mrs. Kearns,

This letter gives TEXON UK Ltd permission to use SATRA's name and the information from SATRA's publications, namely World Footwear Markets and UK 2010 for your financial reporting.

Please accredit SATRA with this information in your report.


Yours sincerely,


Mrs.  J P Hindle
Head of Information Centre